Exhibit 99.1

ASPREVA PHARMACEUTICALS ANNOUNCES RESULTS FOR SECOND QUARTER 2007

Aspreva Posts Solid Financial Results Amid Significant Changes

Victoria, B.C., Canada; July 31, 2007 - Aspreva Pharmaceuticals Corporation (NASDAQ: ASPV; TSX: ASV), today reported financial results for the second quarter ended June 30, 2007. Second quarter revenues were $63.8 million with net income and earnings per fully diluted share of $38.1 million and $1.08, respectively. Unless otherwise specified, all amounts are in U.S. dollars and are reported under U.S. GAAP.

Recent Corporate Highlights:

•	Delivered ninth consecutive quarter of profitability and continued to strengthen balance sheet, ending the second quarter with $323.9 million in cash and marketable securities.

•	Appointed J. William Freytag, Ph.D., as Chairman and CEO. Dr. Freytag brings tremendous experience in the biotechnology and pharmaceutical industries.

•
Initiated a reorganization of the company’s operations in order to better focus on core activities that are expected to drive long-term growth.  As part of this reorganization the company has targeted a 25% reduction in full-time staff.

•
Released preliminary data for the induction phase of the company’s phase III clinical trial in lupus nephritis.  Although response rates were similar in both arms, the trial did not meet its primary objective of demonstrating that CellCept® (mycophenolate mofetil, MMF) was superior to intravenous cyclophosphamide (IVC) in inducing treatment response in this disease. The maintenance phase of this trial continues to progress.

•
Reached increased enrollment target for global phase III clinical trial designed to assess the safety and efficacy of CellCept in association with corticosteroids to achieve remission in patients with active pemphigus vulgaris.

“Clearly this has been a very active period for Aspreva as we reported on clinical milestones, continued to bolster our financial position and made some significant changes to the organization to more appropriately align our core strengths and operating activities to our current business initiatives,” said Dr. J. William Freytag, Chairman and Chief Executive Officer of Aspreva Pharmaceuticals.

Dr. Freytag added, “As we look to the future, I believe that we have a highly focused and experienced team that can effectively execute ongoing initiatives and potentially exploit new business development opportunities.  Although it is still early in my tenure as Aspreva’s Chairman and CEO, I am very enthusiastic about the opportunity I have been given to lead such a dedicated group of employees supported by a profitable global company with a strong balance sheet.”

The Company will hold a conference call and webcast tomorrow, August 1st, beginning at 5:00 a.m. Pacific Time (8:00 a.m. Eastern Time) to discuss these results.

To learn more about Aspreva, please visit www.aspreva.com.

Second Quarter 2007 Results

Revenues
Total revenue for the second quarter 2007 was $63.8 million compared to $51.7 million in the second quarter 2006, and $59.3 million in the first quarter 2007. Aspreva is reiterating its previously disclosed 2007 guidance for revenues in excess of $245 million.

Net Income
Second quarter 2007 net income was $38.1 million, or $1.08 per fully diluted share, versus net income of $28.0 million, or $0.78 per fully diluted share, in the second quarter 2006 and $36.4 million, or $1.03, in the first quarter 2007.

Research and Development (R&D) Expenses
Research and Development expenses in the second quarter 2007 were $15.5 million, compared to $12.2 million in the second quarter 2006 and $12.3 million in the first quarter 2007. R&D expenses reflect the advanced state of the company’s lupus nephritis trial as the company completed data lock and began analysis of results from the induction phase. The maintenance phase of the lupus trial also progressed through the quarter, as did the pemphigus vulgaris trial, which reached full enrollment during the second quarter 2007. Spending in support of business development efforts and the impairment of a software development program also contributed to R&D expenses for the second quarter 2007.

Marketing, General and Administrative (MG&A) Expenses
Marketing, General and Administrative expenses in the second quarter 2007 were $9.2 million, compared to $10.8 million in the second quarter 2006 and $9.8 million in the first quarter 2007. MG&A expenses were incurred in support of finance, medical affairs, pre-commercialization, information technology, and human resources in support of global operations.

Cash and Marketable Securities
Cash and marketable securities at June 30, 2007 were $323.9 million compared to $277.2 million at March 31, 2007.

Conference Call
The Company will hold a conference call and webcast tomorrow, August 1st, beginning at 5:00 a.m. Pacific Time (8:00 a.m. Eastern Time) to discuss these results.

Dial-in information:
North America (toll free):  1-866-202-4367
International:  1-617-213-8845
Enter passcode:  69947258

The call will be available for replay until Wednesday, August 8th, by calling 1-888-286-8010 (North America) or 1-617-801-6888 (International) and entering the pass code 40996362.

A live webcast will also be available to all interested parties on Aspreva’s website:  www.aspreva.com. Please click on the “Webcasts and Events” link under the Investors section. A replay of the webcast will be available until the Company’s third quarter 2007 conference call.

About The CellCept Agreement
In July 2003, Aspreva acquired exclusive worldwide rights (excluding Japan) through 2017 to CellCept from Roche for the treatment of autoimmune diseases. CellCept is approved for marketing in the United States, European Union, Canada and other countries for the prevention of organ transplant rejection. Under the agreement, Aspreva is responsible for clinical development of CellCept for autoimmune diseases and will be responsible for sales and marketing upon receipt of regulatory approvals.

Aspreva currently has two phase III clinical programs underway with CellCept:  lupus nephritis and pemphigus vulagaris.  The last patient last dose for the induction phase of the lupus nephritis trial was reached in March 2007 and preliminary results were released in June 2007.  The maintenance phase of this lupus nephritis study is ongoing.  We expect to complete our 52-week pemphigus vulgaris trial in 2008.

About Aspreva Pharmaceuticals
Aspreva is a global pharmaceutical company focused on identifying, developing, and, upon approval, commercializing evidence-based medicines for patients living with less common diseases. Aspreva common stock is traded on the NASDAQ Global Select Market under the trading symbol "ASPV" and on the Toronto Stock Exchange under the trading symbol "ASV". Learn more at www.aspreva.com.

For further information please contact:

Sage Baker
VP, Investor Relations & Corporate Communications
Aspreva Pharmaceuticals
250-744-2488 ext. 84270
sbaker@aspreva.com

SUMMARY OF ROYALTY REVENUE EARNED
TO DATE UNDER AGREEMENT WITH ROCHE

	Quarter ended		Year ended December 31
(in thousands of U.S. dollars) (unaudited)	June 30, 2007	March 31, 2007	2006	2005

Initial quarterly payment less collar	59,749	54,541	$192,489	$70,402
Reconciliation amount	4,027	4,732	22,295	6,078
Total royalty revenue	63,776	59,273	$214,784	$76,480

ASPREVA PHARMACEUTICALS CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands of U.S. dollars) (unaudited)
	June 30,	December 31,
	2007	2006
ASSETS
Cash and marketable securities	$323,941	$259,895
Accounts receivable	68,709	57,426
Other current assets	5,972	3,565
Property and equipment, net	4,419	4,736
Other long term assets	2,360	1,435

	$405,401	$327,057

LIABILITIES AND SHAREHOLDERS’ EQUITY
Unearned royalty advance	$6,536	$6,559
Other current liabilities	32,832	37,548
Long term liabilities	1,435	1,312
Shareholders’ equity	364,598	281,638

	$405,401	$327,057

ASPREVA PHARMACEUTICALS CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(in thousands of U.S. dollars, except per share amounts) (unaudited)
	Three Months Ended		Six moths Ended
	June 30,		June 30,
	2007	2006	2007	2006

Royalty revenue	$63,776	$51,693	$123,049	$114,373

Expenses
Research and development	15,541	12,218	27,811	22,032
Marketing, general and administrative	9,210	10,753	19,012	16,864

Total expenses	24,751	22,971	46,823	38,896

Other income	3,786	2,105	7,094	4,391

Income before income taxes	42,811	30,827	83,320	79,868

Income tax expense	4,669	2,871	8,764	7,160

Net income	$38,142	$27,956	$74,556	$72,708

Earnings per common share
Basic	$1.08	$0.81	$2.12	$2.11
Diluted	1.08	0.78	2.11	2.03

Weighted average number of shares outstanding:
Basic	35,188,350	34,676,544	35,180,793	34,527,315
Diluted	35,442,932	36,011,443	35,402,825	35,754,060

Included in net income for the period are the following charges for stock-based compensation:	$2,615	$2,241	$5,464	$3,214

ASPREVA PHARMACEUTICALS CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands of U.S. dollars) (unaudited)
	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2007	2006	2007	2006
Net Cash Flows provided by Operating Activities
Net income for the period	$38,142	$27,956	$74,556	$72,708
Add non-cash items:
Depreciation and amortization	3,158	150	3,373	272
Deferred taxes	(336)	(87)	(388)	830
Stock-based compensation	2,615	2,241	5,464	3,214
Net change in non-cash working capital items related to operations	5,424	17,648	(13,472)	1,154
	49,003	47,908	69,533	78,178

Net Cash Flows used in Investing Activities
Net purchases of marketable securities	(13,430)	(57,983)	(63,870)	(59,643)
Purchase of property and equipment	(1,412)	(275)	(3,089)	(329)
	(14,842)	(58,258)	(66,959)	(59,972)

Net Cash Flows provided by Financing Activities
Issuance of shares, net of issue costs	154	551	234	1,955
Payments on capital lease obligations	(103)	(110)	(203)	(219)
	51	441	31	1,736

Net increase (decrease) in cash	34,212	(9,909)	2,605	19,942

Cash, beginning of the period	17,610	44,610	49,217	14,759

Cash, end of the period	$51,822	$34,701	$51,822	$34,701

“Safe Harbor” Statement

The financial results in this news release are unaudited, and are not a complete disclosure of our quarterly or annual financial results.

This news release contains forward-looking statements within the meaning of the United States Private Securities Litigation Reform Act of 1995 and forward-looking information within the meaning of applicable securities laws in Canada (collectively, “forward-looking statements”). The words “anticipates”, “believes”, “budgets”, “could”, “estimates”, “expects”, “forecasts”, “intends”, “may”, “might”, “plans”, “projects”, “schedule”, “should”, “will”, “would” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Forward-looking statements in this news release include, but are not limited to, statements about: our strategy, future operations, clinical trials, prospects and plans of management; our expectations regarding future revenues; the effects of CellCept on patients; our expectations with respect to our existing collaboration agreement with Roche for the development of CellCept in autoimmune indications; and our two phase III clinical programs underway with CellCept: lupus nephritis and pemphigus vulgaris.

With respect to the forward-looking statements contained in this news release, we have made numerous assumptions regarding, among other things: our ability to accurately forecast future revenues; our ability to predict the effects of CellCept on patients; our ability to continue our two phase III clinical programs underway with CellCept: lupus nephritis and pemphigus vulgaris; our ability to protect our intellectual property rights and to not infringe on the intellectual property rights of others; our ability to comply with applicable governmental regulations and standards; and our ability to succeed at establishing a successful commercialization program for any of our potential products.  Readers are cautioned that the plans, intentions or expectations disclosed in any forward-looking statements and underlying assumptions may not be achieved and that they should not place undue reliance on any forward-looking statement. Actual results or events could differ materially from the plans, intentions, expectations, and assumptions expressed or implied in any forward-looking statements as a result of numerous risks, uncertainties and other factors, including those relating to: difficulties or delays in the progress, timing and results of clinical trials and studies; difficulties or delays in obtaining regulatory approvals; the FDA may determine that the design and planned analysis of our clinical trials do not adequately address the trial objectives in support of our regulatory submission; future sales of CellCept may be less than expected; our future operating results are uncertain and likely to fluctuate; we may not be able to develop and obtain regulatory approval for CellCept in the treatment of autoimmune indications and any future products in our targeted indications; we may not be able to establish marketing and sales capabilities and the costs of launching CellCept in the treatment of autoimmune indications and any future products for our targeting indications may be greater than anticipated; the risk that we may not sustain our profitability; our ability to attract and retain collaborations relating to the development and commercialization of new indications; competition from other pharmaceutical or biotechnology companies; our ability to raise additional financing required to fund further research and development, clinical studies, and obtain regulatory approvals, on commercially acceptable terms or at all; economic and capital market conditions; our ability to obtain and protect patents and other intellectual property rights; our ability to operate without infringing the intellectual property rights of others; our ability to comply with applicable governmental regulations and standards; currency exchange rates; and our ability to successfully attract and retain skilled and experienced personnel.

Although we have attempted to identify the important risks, uncertainties and other factors that could cause actual results or events to differ materially from those expressed or implied in the forward-looking statements, there may be other factors that cause actual results or events to differ from those expressed or implied in the forward-looking statements. For a more thorough discussion of the risks associated with our business, see the “Risk Factors” section in Aspreva’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2007, filed with the U.S. Securities Exchange Commission on EDGAR at www.sec.gov and on SEDAR at www.sedar.com.  All forward-looking statements are qualified in their entirety by this cautionary statement and Aspreva undertakes no obligation to revise or update any forward-looking statements as a result of new information, future events or otherwise after the date hereof.